Exhibit 10.1

LOAN AGREEMENT

THIS LOAN AGREEMENT (the “Loan Agreement”) is made and entered into this 19th day of March, 2012 (the “Effective Date”), by, between and among Pioneer Bank, SSB (hereinafter “Bank”), HealthMont of Missouri, LLC, d/b/a Callaway Community Hospital, a Georgia limited liability company authorized as a foreign entity in the state of Missouri (“Borrower”); HealthMont, LLC, a Georgia limited liability company (referred to in this Loan Agreement as “Guarantor”), and SunLink Health Systems, Inc., an Ohio corporation (“SunLink”), who enters into this Loan Agreement for the purposes herein stated, and who has separately guaranteed the subject indebtedness pursuant to its Unlimited, Unconditional Guaranty of even date.

RECITALS

WHEREAS, Borrower and Guarantor have requested that Bank extend certain credit and related financial accommodations to Borrower in connection with the refinancing and capital improvements by Borrower of the existing real estate, building, and related improvements located in Fulton, Missouri; and

WHEREAS, Bank has agreed to accommodate the requests from Borrower and Guarantor, subject to the provisions of this Loan Agreement.

NOW THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which the parties hereto acknowledge, Borrower, Guarantor and Bank hereby agree as follows:

ARTICLE I

DEFINITIONS

The following terms which appear in this Loan Agreement shall be defined as set forth in this Article I:

1.1 Advance is any advance of money made by Bank to Borrower pursuant to this Loan Agreement.

1.2 Affiliate means, with respect to any person, any person or entity which is controlling, controlled by, or under common control with, directly or indirectly through any person or entity, the person referred to, and, if the person referred to is a natural person, any of such person’s parents, brothers, sisters, spouse or children. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

1.3 Base Rate shall mean the interest rate most recently established and published by the Wall Street Journal as its prime interest rate. If the Wall Street Journal prime interest rate ceases to be available, Bank will choose a new interest rate index based upon comparable information.

1.4 Borrower Documents are this Loan Agreement, the Draw Request, the Notes, the Guaranty, the Mortgage, the Security Agreement and the Financing Statement, and any and all other documents and instruments executed by Borrower or Guarantor (as applicable) and delivered to Bank in connection with the financing transactions contemplated hereby.

1.5 Collateral shall mean the real estate described in the Mortgage and the personal property assets more fully set forth in the Security Agreement.

1.6 Completion Date shall mean one (1) year from the Effective Date, unless extended by mutual agreement between Borrower and Lender.

1.7 Construction Contract shall mean the contract between Borrower and Contractor for the construction of the Project; the terms of the Construction Contract must be submitted to the Bank for its approval.

1.8 Construction Costs are the actual costs of construction for the Project, including without limitation, any land acquisition costs, appraisal and other due diligence related fees, financing fee, filing fees, recording fees and taxes, title insurance premiums, attorney’s fees and other similar “soft” costs, all as described in the Construction Contract.

1.9 Contractor is each person or entity performing work on, or providing materials or manufactured goods to, the Project.

1.10 Current Ratio shall mean the current assets of Borrower divided by the current liabilities of Borrower computed in accordance with GAAP.

1.11 Debt Service Coverage is defined as set forth in Section 4.3(c), below.

1.12 Designated Person(s) shall be Allen Aufderheide, CEO, or Mike Deaton, Treasurer (either of them, at Borrower’s discretion). The Designated Person(s) may be changed by Borrower from time to time by written notification of Borrower to Bank. Bank shall be entitled to rely at all times on the most current listing of the Designated Person(s) available to it.

1.13 Draw Request shall be each formal request by Borrower to release an Advance for payment of any improvements to the Real Property assets by Borrower which request shall be accompanied by paid invoices and lien release and waivers from each Contractor performing the work.

1.14 Environmental Report is the Phase I Assessment Report prepared by The EI Group, Inc. dated January 25, 2011.

1.15 Environmental Laws shall be defined as any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or toxic or hazardous substances or wastes or the clean-up or other remediation thereof and any and all judgments, orders, decrees, permits, grants, franchises, licenses or agreements relating to the foregoing to which Borrower is a party or which is otherwise applicable to Borrower.

1.16 Event of Default is defined as set forth in Section 7.1 below.

1.17 Financing Statement shall be the financing statement perfecting the security interest granted under the Security Agreement, naming Borrower as Debtor in favor of Bank as Secured Party, all as amended and/or continued from time to time.

1.18 GAAP is the generally accepted accounting principles in effect in the United States, applied on a consistent basis; provided, however, that no portion of the indebtedness outstanding under the Chatham Amended and Restated Credit Agreement which otherwise would be treated as owing by, or allocable to, Borrower shall be included for purposes of determining compliance by Borrower with Sections 3.1(p) and with 4.2(h) and 4.3 of Article IV hereof.

1.19 Guaranty shall mean and refer to both the Unlimited Unconditional Guaranty of HealthMont, LLC and the Unlimited Unconditional Guaranty of SunLink

1.20 Guarantor, as used herein, refers to HealthMont, LLC, only, notwithstanding the fact that both HealthMont, LLC and SunLink Health Systems are guarantors of the Loan. It is the express intent of Borrower, Lender, SunLink and Guarantor that the provisions of this Loan Agreement which require affirmative actions and reportings to be taken and made by Guarantor shall refer to HealthMont, LLC, only; provided, however, nothing stated herein-above shall be construed to in any manner diminish or limit the obligations and liabilities of SunLink, to the extent the same are required by the Unlimited Unconditional Guaranty executed by SunLink

1.21 Laws shall mean any statute, law, treaty, rule or regulation or determination (whether now existing or hereinafter enacted) of an arbitrator or a court or other governmental authority (including, without limitation, all requirements relating to zoning, parking, ingress and egress, building setbacks, or use of the Real Estate, all Environmental Laws, the Architectural Barriers Act of 1968, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, erosion control ordinances, storm drainage control laws and doing business and/or licensing laws), in each case applicable to or binding upon such person or any of its property or to which such person or any of its property is subject.

1.22 Legal Opinion is the legal opinion with respect to Borrower and Guarantor provided by Smith, Gambrell & Russell, LLP in a form acceptable to Bank.

1.23 Loan is the loan, not to exceed $5,000,000.00, to Borrower under this Loan Agreement and shall be evidenced by the Notes.

1.24 Maximum Lawful Rate shall mean the lesser of (i) the highest rate permitted by applicable Texas or United States law, or (ii) an annual rate equal to the weekly ceiling determined in accordance with the computation specified in the Texas Finance Code, as amended, as such weekly ceiling is in effect from time to time, but in no event greater than eighteen (18%) percent annually. Unless precluded by law, changes in the Maximum Lawful Rate created by statute or governmental action during the term of the Notes shall be immediately applicable to the Notes on the effective date of such changes.

1.25 Maturity Date shall mean 25 years from the Effective Date.

1.26 Mortgage shall mean the Deed of Trust, Assignment of Rents and Lease, Security Agreement and Fixture Financing Statement describing the Real Estate, delivered by Borrower to Bank to secure all of Borrower’s obligations hereunder, to be held by Bank and recorded consistent with the provisions of this Loan Agreement.

1.27 Notes are Borrower’s two promissory notes to Bank executed as of the Effective Date evidencing Borrower’s obligation to Bank for the Loan.

1.28 Organizational Documents shall mean copies of Borrower’s Articles of Organization, Operating Agreement and the Resolutions authorizing it to execute Borrower Documents certified by the Borrower’s Secretary.

1.29 Permitted Encumbrances shall mean and include (i) liens for taxes, fees, assessments and governmental charges not delinquent or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of this Loan Agreement; (ii) liens of carriers, warehousemen, mechanics and materialmen, and other like liens arising in the ordinary course of business, for sums not due or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of this Loan Agreement; (iii) liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (x) such deposit account is not a dedicated cash collateral account and is not subject to restriction against access by Borrower, and (y) such deposit account is not intended by Borrower to provide collateral to the depository institution; (iv) encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of Real Estate, which do not materially detract from the value of such property or impair the use thereof in the business of Borrower, (v) the liens and encumbrances, if any, described in the loan policies of title insurance covering the Real Estate delivered to and accepted by Bank, (vi) liens and encumbrances in favor of Bank, and easements and restrictions of record approved by Bank as listed in the Mortgage and (vii) the

(x)	first lien encumbering Borrower’s accounts receivable, contract rights, general intangibles, inventory, working capital, books and records pertaining thereto or proceeds thereof, and

(y)	the second lien against the Collateral,

in each case, in favor of (A) the Agent under and pursuant to the Amended and Restated Credit Agreement dated as of August 1, 2008, as amended, and deed of trust and security agreement and related documents, among SunLink, Borrower and their affiliates, as borrowers, and Chatham Credit Management III, LLC, as Agent, Union Bank of California, as Funding Agent, and other financial institutions, as lenders, (as the same may be amended, restated, supplemented or otherwise modified from time to time) (collectively, the “Chatham Amended and Restated Credit Agreement”) or (B) the lender or security agent under any other loan agreement, deed of trust or security agreement which secures any loan the proceeds of which may re-fund, replace or refinance the indebtedness outstanding under the Chatham Amended and Restated Credit Agreement.

1.30 Project is the refinance of existing debt plus the completion of capital improvements to the Real Estate and other personal property by Borrower and/or Guarantor and the improvements Borrower and/or Guarantor will complete to the Real Estate. All improvements to the Real Estate must receive prior approval from Bank, which approval will not be unreasonably withheld or delayed.

1.31 Real Estate is the real property, and all improvements and appurtenances thereto, located in Fulton, Missouri more particularly described in the Mortgage.

1.32 Resolutions are the resolutions of the Borrower authorizing the execution of this Loan Agreement and all of the documents and agreements referenced herein.

1.33 Security Agreement is Borrower’s general business security agreement as executed by Borrower and Bank on the Effective Date.

1.34 Security Documents are the Mortgage, the Financing Statement, the Guaranty and the Security Agreement and all of the instruments securing the payment of the Notes.

1.35 Survey is the “as built” ALTA survey certified to Borrower, Bank and the Title Company.

1.36 Sworn Construction Statement is the sworn statement of Borrower, together with the certificate of Borrower reflecting Construction Costs, in a form approved by and otherwise acceptable to the Bank.

1.37 Tangible Net Worth shall mean Borrower’s tangible net worth as determined in accordance with GAAP and shall not include subordinated debt or any appraisal surplus.

1.38 Title Company is Corridor Title, LLC and Boyd and Boyd, Inc.

1.39 Title Policy is a mortgagee’s title insurance policy issued by Title Company in the amount of $5,000,000.00 insuring the Mortgage as a first lien on a good and marketable fee simple title to the Real Estate as of the Effective Date, subject only to Permitted Encumbrances and, without limiting the generality of the foregoing, insuring the Mortgage against survey exceptions and against claims for mechanics’ liens, rights of parties in possession and matters which would be disclosed by special assessment searches, UCC searches, and all other customary searches.

1.40 USDA is the United States Department of Agriculture.

1.41 USDA Conditional Commitments are the Conditional Commitments issued by the USDA dated September 16, 2011, as amended on March 5, 2012 (Case No. 29-014-076487287).

1.41 USDA Guaranty Fee shall mean $80,000.00.

ARTICLE II

TERMS, ADVANCES AND REPAYMENT OF TERMS NOTES

2.1 Terms. The Loan shall be non-revolving and evidenced by the Notes. Bank’s obligation to make Advances to Borrower for the Project shall terminate on the Completion Date when Borrower shall complete the Project. Bank’s obligation to fund the Project shall conclude on the earlier of (i) the Completion Date, (ii) upon the occurrence and during the continuance of an Event of Default or (iii) Borrower’s failure to comply in any material respect with Article III of this Agreement.

The Loan shall be payable in accordance with the terms and conditions of the Notes. The Notes shall be executed and delivered by Borrower to Bank upon execution of this Loan Agreement. The Loan shall mature on the Maturity Date.

Commencing on the 19 day of the month following the Effective Date, and continuing on the 19 day of each month thereafter until March 19, 2013, Borrower shall make monthly payments of interest only as it accrues on the Notes; thereafter commencing on April 19, 2013 and continuing until all indebtedness of Borrower is paid in full, Borrower shall make level monthly payments of principal on the Notes (based upon the Advances then outstanding) on the basis of a 24 year amortization, plus interest calculated on the basis of a three hundred sixty (360) day year. The monthly principal and interest payments owed by Borrower shall be adjusted, on the 19 day of each June, September, December and March of each year to the extent of any corresponding change in the Base Rate in order to fully amortize the payments owed by Borrower under the Notes. Interest shall accrue in arrears on the unpaid principal amount of the Notes from time to time outstanding at the greater of (i) five percent (5%) per annum or (ii) Base Rate, plus 2.0% per annum, but never greater than the Maximum Legal Rate as described in the Notes.

Borrower shall use the proceeds of the Loan solely for the refinancing and completion of proposed capital improvements of the Real Estate and such additional improvements as Bank shall in writing approve, personal property associated with the operation of the Real Estate and Borrower’s business and for working capital and closing costs.

In the event payments are not timely made pursuant to the provisions of the Notes and this Loan Agreement, Borrower hereby authorizes the Bank to charge against Borrower’s accounts with the Bank any and all amounts due to the Bank from Borrower as of the day of such charge or any time thereafter that sufficient funds exist in such accounts; provided, nothing stated herein shall be construed to give Bank a security interest in accounts receivable of Borrower. In the event Bank shall make any such charge, it shall notify Borrower of the charge within three (3) business days. Payments not made when due shall bear an additional charge equal to five percent (5%) of the late payment.

2.2 Advances. Bank and Borrower agree that, on the terms and subject to the conditions of this Loan Agreement, the Bank shall advance the Loan by (i) an Advance of $4,000,000.00 from Bank to Borrower upon the Effective Date and (ii) Advances pursuant to Draw Requests as specified in Section 2.3 in accordance with periodic progress payments consistent with percentages of completion specified in the contract for construction of the Project as requested by a Designated Person(s).

2.3 Requests for Advances.

(1) When Borrower desires to obtain an Advance other (than the initial Advance on the Effective Date), the Designated Person(s) shall submit to Bank a Draw Request, duly signed by Borrower and setting forth the information requested therein. The Draw Request shall be submitted by Borrower at least five (5) business days prior to the date of the requested advance. The Draw Request shall constitute a representation and warranty by Borrower to Bank that all representations and warranties of Borrower set forth in Borrower Documents are true and correct as of the date of such Draw Request, except for such representations and warranties which, by their nature, would not be applicable as of the date of such Draw Request. At the time of submission of any Draw Request subsequent to the initial Draw Request, Borrower shall also submit the following to Bank, as indicated below:

(a) a final Sworn Construction Statement, signed by Borrower, reflecting the use to which the proceeds of the Loan have been applied, and showing all costs and expenses of any kind theretofore actually paid or incurred in constructing the Project;

(b) a written lien waiver from each Contractor for all work theretofore done and for all materials theretofore furnished by it for construction or installation of the Project, which lien waivers shall conform in form and amount to the Sworn Construction Statement; and

(c) to the extent that any inspections are legally required, reasonable evidence that all work requiring inspection by all governmental authorities having jurisdiction has been duly inspected and approved by such authorities and that all requisite certificates of occupancy and other approvals have been issued.

(2) If, on the date that the Advance is desired, Borrower has performed all of its agreements and complied with all requirements theretofore to be performed or complied with hereunder, and upon approval by Bank, which shall not be unreasonably withheld or delayed, the Bank shall disburse the amount of the requested advance to Borrower.

2.4 USDA Guaranty. Borrower agrees that, it shall, to the best of its reasonable ability, cooperate with Bank and take all steps as are necessary and required by Bank and the USDA to secure the final approval of the USDA to guaranty the refinancing of the Loan into long term financing as described in the USDA Conditional Commitments.

2.5 Prepayment Premium. In the event the Loan is paid in full prior to the date such amount is due, whether such payment is made voluntarily or involuntarily (including as a result of an acceleration under this Loan Agreement), the Borrower will pay to the Bank within 15 days of the Bank’s written demand a prepayment fee of 5.0% of the prepaid amount received during the period commencing on the date hereof and continuing until the fifth anniversary of the Effective Date. Thereafter, the Loan may be prepaid in part or full without penalty.

Borrower acknowledges and agrees that it is extremely difficult and impracticable to ascertain the amount of losses that would be incurred by the Bank if Borrower prepays the Loan as described above. Borrower therefore agrees that the foregoing prepayment fees are a reasonable and bargained for understanding between the parties.

ARTICLE III

CONDITIONS OF LENDING

3.1 Conditions Precedent to Fund the Initial Advance. The obligation of Bank to make the initial Advance under the Notes shall be subject to the conditions precedent that Bank has received the following:

(a) this executed Loan Agreement;

(b) the executed Notes;

(c) the Organizational Documents and Resolutions;

(d) the Security Documents as executed by the Borrower and the Bank (as applicable);

(e) the executed Guaranty;

(f) a commitment for the Title Policy including “gap coverage” that insures Bank against liens for work completed prior to the recording of the Mortgage;

(g) the Survey;

(h) the USDA Guaranty Fee;

(i) proof of compliance by Borrower with the provisions of Section 4.2(j), below;

(j) all information required by the Federal Patriot Act, Regulation B;

(k) all information required by the Federal Institutions Reform, Recovery and Enforcement Act of 1989;

(l) a flood hazard certification;

(m) an Appraisal, in a form acceptable to the Bank;

(n) verification of accounting procedures used to calculate Borrower’s equity requirement under USDA regulations;

(o) the Legal Opinion;

(p) confirmation in a form acceptable to the Bank that Borrower at, and only at the Effective Date, has equity in its tangible net assets of not less than ten percent (10%) as reflected on a pro forma balance sheet in a form reasonably acceptable to the Bank and the USDA;

(q) any such other and further documents, assurances or materials as Bank may reasonably request.

3.2 Further Conditions Precedent to any Subsequent Advance. The obligation of Bank to make or cause to be made each subsequent Advance shall be subject to the further condition precedent that on the date of such Advance:

(a) Borrower has delivered to the Bank a fully executed Construction Contract which has received the prior approval of the Bank;

(b) For all construction contracts in excess of $10,000, the Contractor has complied with Executive Order 11246 entitled “Equal Employment Opportunity” as amended by Executive Order 11375, and as supplemented by applicable Department of Labor regulations;

(c) no Event of Default, and no event which with the giving of notice or the lapse of time or both would constitute an Event of Default, shall have occurred and be continuing;

(d) all representations, warranties and covenants made by the Borrower and Guarantor herein or in documents delivered hereunder shall continue to be true and accurate on and as of such date, except to the extent of changes permitted by, or caused by the transactions contemplated in this Loan Agreement;

(e) no license or permit necessary for the construction and installation of the Project shall have been revoked or the issuance of any such license or permit or the authority of the Borrower to construct and install the Project shall have been subjected to challenge by or before any court or other governmental authority having or asserting jurisdiction over the Project;

(f) if the Bank determines that there are insufficient funds remaining in the Loan for the completion and payment of all costs in connection with the construction of the Project and for the performance of any obligation of the Borrower to the Bank in respect of the construction of the Project, the Borrower shall deposit with the Bank such sums as the Bank or USDA may reasonably deem necessary.

(g) the Borrower (and Guarantor as applicable) shall have complied with all remaining provisions of this Loan Agreement;

(h) all proceedings to be taken in connection with such loan and all documents incident thereto shall be satisfactory in form and substance to Bank and its counsel, except as otherwise specified in this Loan Agreement; and

(i) Bank has received the final USDA guaranty for the refinancing of the Loan into long term financing as described in the USDA Conditional Commitments.

ARTICLE IV

WARRANTIES, REPRESENTATIONS AND COVENANTS

4.1 Warranties and Representations. To the extent made applicable below, Borrower and Guarantor warrant, represent and certify to and for the benefit of Bank as follows:

(a) Borrower is a limited liability company organized under the laws of the State of Georgia, is validly existing, and is under no legal disability to execute, deliver and perform Borrower’s Documents, and to complete, own and manage the Project (as applicable) and conduct its business as presently conducted and as contemplated under this Loan Agreement with respect to the completion and operation of the Project;

(b) Borrower and/or Guarantor possess adequate licenses, certificates, permits, or rights thereto, to conduct their respective businesses, substantially as now conducted and as presently proposed upon the completion of the Project, profitably and as they intend;

(c) the execution, delivery and performance of this Loan Agreement and the ancillary documents hereto by Borrower and, as applicable, by Guarantor, will not violate any Laws or result in the breach of or constitute a default under any indenture or loan, credit or other agreement or instrument to which Borrower or Guarantor is a party or by which any or their properties may be bound or affected or result in the creation or imposition or any lien, charge or encumbrance of any nature upon any of their properties or assets contrary to the terms of any such instrument or agreement;

(d) the Project and the intended use thereof for the purpose and in the manner contemplated by this Loan Agreement are permitted by and will comply in all material respects with all presently applicable use or other restrictions and requirements in prior conveyances, zoning ordinances and all other laws, regulations, rules and ordinances of the United States and the State of Missouri and the respective agencies thereof;

(e) there is no suit, action or proceeding pending or, to the knowledge of Borrower, threatened against or affecting Borrower or Guarantor before or by any court, arbitrator, administrative agency or other governmental authority which reasonably may be expected to materially adversely affect the financial condition or the ability of the Borrower or Guarantor to perform their respective obligations hereunder or under the Borrower Documents or the Guaranty;

(f) neither the Borrower nor Guarantor is in default of a material provision under any material agreement, instrument, decree or order to which either of such parties is a party or to which or its property is bound or affected;

(g) excepting the Permitted Encumbrances and the security interests granted pursuant to the terms of this Loan Agreement, Borrower has good title to all Collateral owned by Borrower, free and clear of all liens, charges or encumbrances of all kinds, and the Security Documents will constitute valid and perfected first priority security interests in and to the Collateral;

(h) the Borrower and the Project and its facilities, subsidiaries, successors and assigns, will, at all times, be licensed and in compliance with rules and regulations issued by the State of Missouri, Department of Health and Senior Services, or its successor, or any other agency of the State of Missouri that may have jurisdiction, and any other local, state, or Federal Agency having jurisdiction over the operation conducted at the Project. The Borrower will provide copies of any written inspections by any of the above agencies to the Bank and USDA upon request.

(i) the Project has been designed utilizing accepted architectural and engineering practices and conforms to applicable Federal, state, and local codes and requirements, and the Project will be completed with available funds and, once completed, will be used for its intended purpose as approved by USDA.

(j) the Project shall comply with the Americans with Disabilities Act (ADA) and all facilities within the Project that are accessible to the public shall be in compliance with the ADA.

(k) no part of the proceeds of the Loan shall be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to others for the purpose of purchasing or carrying any such margin stock;

(l) Borrower and Guarantor are solvent and will not be rendered insolvent by the transactions contemplated hereby and, after giving effect to such transactions, will not be left with an unreasonably small amount of capital with which to engage in their respective businesses. Neither Borrower nor Guarantor intends to incur, or believes that it has incurred, debts beyond its ability to pay such debts as they mature. Neither Borrower nor Guarantor has commenced or filed nor contemplates the commencement or filing of any bankruptcy, insolvency, reorganization, moratorium, sequestration, liquidation, consolidation or similar proceedings or the appointment of a receiver, liquidator, assignee, conservator, trustee or similar official in respect of it or any of its/their assets. The amount of the Loan constitutes reasonably equivalent value and fair consideration for the transfer to Bank of the interest in the Collateral represented by the Security Documents. Neither Borrower nor Guarantor is transferring any interest in the Collateral with any intent to hinder, delay or defraud any of its creditors;

(m) (i) each exhibit, appraisal, financial statement, operating statement, operating agreement, document, book, record, report and other item of written information furnished by Borrower or Guarantor (or by any of their respective legal or accounting advisors), as the case may be, to Bank (or its legal representatives or contractors) in connection with the Project and/or this Loan Agreement is accurate as of its date and as of the date so furnished and (ii) to the best of Borrower’s knowledge and belief, all financial projections contained therein are based on reasonable and stated assumptions, and no such document contains any material misstatement of fact or omits to state a material fact necessary to make the statements therein not materially misleading;

(n) to the knowledge of Borrower and Guarantor, no part of the Real Estate is contaminated or affected in any adverse manner by “regulated substances” or has “hazardous waste,” as defined in any Environmental Laws which has, will or threatens to impose a material liability on the Borrower, Guarantor or the Bank or which requires or would require a material expenditure by the Borrower to cure; and

(o) the buildings and improvements relating to the Real Estate are located within the boundary lines of the described parcels of land; the buildings and improvements relating to the Real Estate are not in violation of applicable setback requirements, zoning laws, or other applicable building or use law, ordinance, restriction or other Law (and none of the properties or buildings or improvements thereon are subject to “permitted non-conforming use” or “permitted non-conforming structure” classifications), and do not encroach on any easement which may burden the Real Estate.

The buildings, fixtures and mechanical systems located on the Real Estate do not contain any material structural defects or inadequacies and the mechanical systems and apparatus serving the buildings are in good working order and repair, reasonable wear and tear excepted.

4.2 General Covenants. Borrower and Guarantor, as made applicable hereby, and on a joint and several basis as made applicable hereby, hereby covenant and agree with Bank, at all times during the term of this Loan Agreement:

(a) to create, permit to be created or to allow no liens, charges or encumbrances on the Real Estate, except Permitted Encumbrances and liens in favor of Bank;

(b) not to assign this Loan Agreement or any interest herein or all or any part of any Advances to be made hereunder;

(c) to permit Bank, acting by and through its officers, employees and agents, upon reasonable advance notice (which shall not be less that five (5) calendar days) to examine all books, records, contracts, plans, permits, bills and statements of account pertaining to the financial aspects of Borrower’s business and all contracts, plans, drawings, permits, bills and statements of account pertaining to the Project, and to make extracts therefrom and copies thereof, provided, however, that Bank, its officers, employees and agents, shall not be provided access to Protected Health Information (as defined in the Health Insurance Portability and Accountability Act of 1996, and its implementing regulations (“HIPAA”);

(d) to permit the USDA personnel and any person(s) accompanying USDA personnel to enter upon the Real Estate with prior notice and during normal business hours and into any building thereon, whether permanent or temporary, jointly or separately, with personnel of Bank to carry out the functions involving their interests, it is anticipated that scheduled and unscheduled inspections may be conducted by these personnel as well as final acceptance inspections;

(e) to furnish to Bank as soon as possible and in any event within five (5) days after Borrower has obtained knowledge of the occurrence of an Event of Default, or an event which with the giving of notice or lapse of time or both would constitute an Event of Default, a statement signed by the Borrower setting forth details of such Event of Default or event and the action which Borrower has taken, is taking or proposes to take to correct the same;

(f) to preserve and maintain or acquire a substitution of all of Borrower’s material rights, privileges and agreements necessary in the normal conduct of Borrower’s business; and not to suspend its business operations or completion of the Project;

(g) to obtain and maintain all necessary material state, federal, local and private clearances, authorizations, permits and licenses which are necessary with respect to the business of Borrower or with respect to the Project;

(h) to furnish the following to Bank:

(1)	With respect to Borrower, within forty-five (45) days after the end of each quarter, copies of the balance sheet as of the end of each such quarter and related statements of income, retained earnings, cash flows, aging of accounts receivable and payable, of Borrower for said quarter, together with year-to-date figures, all in reasonable detail and all prepared and signed by an employee of Borrower charged with such responsibility as having been prepared in accordance with GAAP and without footnotes to such interim statements;

(2)	With respect to Borrower, compiled annual financial statements to include a balance sheet, income statement and statement of cash flows, aging of accounts receivable and payable and any other supporting statements for the period, in a format approved by Bank within one hundred twenty (120) days of each fiscal year end as having been prepared in accordance with GAAP and with footnotes to the extent required by GAAP for such annual financial statements;

(3)	With respect to SunLink, Borrower shall cause to be provided to Bank and USDA, the following, and SunLink by executing this Loan Agreement agrees to cooperate with Borrower and Bank in providing the following: (i) annual tax returns within 30 days of filing, and (ii) audited financial statements to include a balance sheet, income statement and statement of cash flows and any other supporting statements for the period, within one hundred twenty (120) days of fiscal year-end in a format consistent with generally accepted accounting principles and reasonably acceptable to the Bank and audited by an independent certified public accountant; it being agreed that providing to Bank the annual 10-K statement required by the United States Securities and Exchange Commission shall be satisfactory as to form.

(4)	Such other and further financial information as Bank may reasonably request from time to time.

(i) to comply with the requirements of the Environmental Laws and of all applicable laws, rules, regulations and orders of all governmental authorities and licensing and regulatory bodies, and with all contractual and other legal obligations, the non-compliance with which would materially and adversely affect the business, assets or financial condition of Borrower;

(j) with respect to Borrower, to maintain and preserve in good working order and condition, ordinary wear and tear excepted, all of its assets necessary for the operation of its business and obtain and maintain, or cause to be obtained and maintained, during the process of improving the Project and at all times during the term of the Loan (and, from time to time at the request of Bank, furnish Bank with proof of payment of premiums on):

(1)	Hazard insurance, upon the Real Estate and all Collateral, insuring against loss by fire, windstorm, lightning, hail, business interruption, explosion, riot, civil commotion, aircraft, vehicle, marine, smoke, builder’s risk, public liability, property damage, vandalism, malicious mischief, and other risks customarily covered by a standard extended coverage endorsement, in an amount not less than the lesser of (i) 120% of the then aggregate principal balances of the Notes and (ii) the full insurable value of the improvements to all real property Collateral and the personal property Collateral, and naming Bank as mortgagee and lender payee under mortgagee payee and lender loss payee endorsements;

(2)	Comprehensive general liability insurance (including operations, contingent liability, completed operations and contractual liability insurance) in such amount as Bank may require from time to time (but with coverage of not less than $1,000,000.00 per occurrence and $3,000,000.00 aggregate) and naming Bank as additional insured, by additional insured endorsements.

(3)	During the course of any construction activities which would reasonably require the same, with respect to the Project, builder’s risk insurance, written on the so-called “Builder’s Risk Completed Value Basis,” in an amount equal to total Construction Costs, and with coverage available on the so-called “all risk”, non-reporting form of policy, Bank’s interests to be protected in accordance with a loss payable clause in form and content satisfactory to Bank, providing to Bank Mortgage Holder’s Endorsements;

Such policies of insurance to be in form and content satisfactory to Bank and to be placed with insurers acceptable to Bank, licensed to transact business in the State of Missouri and to contain an agreement of the insurer to give not less than thirty (30) days prior written notice to Bank in the event of cancellation, termination, amendment, change, or non-renewal of such policy affecting the coverage thereunder;

(k) to promptly pay and discharge when due all taxes and assessments levied and assessed or imposed upon the Real Estate or upon Borrower’s income, as well as all claims which, if unpaid, might by law become a lien or charge upon the Real Estate; provided, however, that nothing herein contained shall require Borrower to pay any such taxes, assessments or claims so long as Borrower shall in good faith contest the validity and stay the execution and enforcement thereof;

(l) to include in any contract with a Contractor for an improvement project in excess of $50,000.00 the equal opportunity clause furnished by the USDA and require each Contractor to execute a Form 400-6 (Compliance Statement) prior to the start of any construction on the Project.

4.3 Financial Covenants. Borrower agrees to maintain the following financial covenants (all computed and determined in accordance with GAAP) and comply with the other affirmative and negative financial related terms and conditions:

(a) Borrower shall maintain a Current Ratio of at least 1.0 : 1.0 as of the end of each fiscal year of the Borrower;

(b) Borrower shall maintain a minimum a Debt Service Coverage of at least 1.25 as of the end of each fiscal year;

(c) For the purposes of this Loan Agreement, the term “Debt Service Coverage” shall be the quotient of (i) Net Income + Depreciation/Amortization + Interest Expense + Income Taxes + management fees, divided by (ii) Previous Fiscal Years Current Maturities of Long Term Debt + Interest Expense.

(d) Beginning in fiscal year commencing July 1, 2013 and continuing thereafter, Borrower shall limit capital expenditures to an amount not exceeding $250,000 in any fiscal year without prior Bank approval (not including any capital expenditures financed under the Loan);

(e) Borrower shall limit monthly management fees to Guarantor and/or SunLink to not more than Four Percent (4%) of Borrower’s revenues;

(f) The Borrower agrees that compensation (whether in the form of salary, guaranteed payments, bonuses or otherwise) of officers, members of the Borrower shall be limited to an amount that, when taken, would not reasonably be expected to adversely affect, in any material respect, the repayment ability of the Borrower under this Loan Agreement. Borrower shall not increase the foregoing described compensation amounts year to year unless (1) the Borrower is and will remain in compliance with the covenants of this Loan Agreement, (2) all payments owed under this Loan Agreement are current, and (3) Borrower is current with all of its trade payables and other debts.

(g) Notwithstanding the foregoing, with respect to any requirements of this Loan Agreement or the Conditional Commitment issued by the USDA, provisions relating to the aging of accounts receivable and accounts payable shall not be applicable to Guarantor.

ARTICLE V

NEGATIVE COVENANTS

From and after the date of this Loan Agreement and while any part of any loan contemplated hereunder remains outstanding and until the entire amount owing from Borrower and/or Guarantor to Bank under the terms and conditions of this Loan Agreement or documents referred to and/or incorporated herein is paid in full, Borrower shall not, without the prior written consent of Bank, which shall not be unreasonably withheld or delayed:

(a) Create, assume or suffer to exist any security interest, lien or charge, upon the Collateral, except:

(1)	The security interest described herein which is being created in conjunction with and as security for this Loan Agreement; or

(2)	Liens for taxes, assessments or governmental charges not delinquent or being contested in good faith by Borrower; or

(3)	Permitted Encumbrances.

(b) At such time as any Event of Default exists, with respect to Borrower, declare and/or pay any dividend, distribution or any other payment (exclusive of management fees permitted by Section 4.3(e) hereof) to the members of Borrower based upon the ownership of membership interests or shares of Borrower, excepting distributions to the members of Borrower to cover their actual tax liability for income of Borrower passed through to such members. Notwithstanding the foregoing, Borrower agrees that no distribution will be permitted in the event the distribution (if made) would trigger an Event of Default under this Loan Agreement.

(c) Except upon not less than ten (10) days advance written notice to the Bank and provided no Event of Default then exists, directly or indirectly merge or consolidate with or into any other entity, or sell, lease, transfer or otherwise dispose of all or a substantial portion of its assets.

(d) Purchase, sell, lease or otherwise transfer any fixed asset constituting Collateral without the advance written consent of the Bank and USDA (such consent not to be unreasonably withheld or delayed); provided, however, that no advance written consent shall be necessary if no Event of Default then exists and further provided that such purchase, sale or lease is made in the ordinary course of business or in furtherance of Article V(c). Notwithstanding the foregoing, it is expressly anticipated that Borrower may in the future lease certain portions of the improvements situated on the Real Estate to third parties, in which instance Borrower shall provide copies of such leases to Bank.

(e) Make any loans to officers or owners (other than customary intercompany transactions consolidating cash by and among Borrower, Guarantor, SunLink and Affiliated Companies) without prior Bank approval, which shall not be unreasonably withheld or delayed.

(f) Assume, co-sign, guarantee, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any person, firm or corporation; provided, however, Borrower may, in the ordinary course of its business, (i) enter into guaranty agreements with physicians employed by Borrower of the type customarily made in the business of Borrower and/or (ii) assume, guarantee, endorse, contingently agree to purchase or otherwise become liable in respect of (x) any unsecured loan, (y) any loan secured by the Borrower’s accounts receivable, contract rights, inventory, working capital or proceeds of any thereof provided Borrower’s liability thereunder does not exceed the fair market value of such property as determined in good faith by the Borrower at time of incurrence, or (z) obligations of Borrower under the Chatham Amended and Restated Credit Agreement or any refunding, replacement or refinancing thereof.

(g) Significantly change the ownership of Borrower without the prior written consent of the Bank and USDA, no such consent to be unreasonably withheld or delayed.

Notwithstanding the foregoing, the negative covenants contained herein shall not be construed to prohibit Borrower, Guarantor or SunLink from making inter-company transfers in the ordinary course of their respective business, as disclosed to Bank within the financial statements hereby required.

ARTICLE VI

SECURITY

The terms, conditions, covenants and warranties contained in the Security Documents are incorporated herein as if set forth in full. It is the parties’ express intention that the Security Documents shall secure repayment of the Notes and of all other obligations of Borrower and/or Guarantor to Bank created hereunder.

ARTICLE VII

DEFAULT AND ACCELERATION

7.1 Events of Default. The occurrence of any of the following shall constitute an Event of Default hereunder:

(a) Borrower and/or Guarantor shall default in the due and punctual payment of any payment installment herein or any other sums of money owing from Borrower and/or Guarantor to Bank under the Notes or any renewals or extensions thereof or under any Security Documents, and such default shall continue for a period of ten (10) days after receipt of written notice to Borrower from Bank;

(b) Borrower and/or Guarantor shall default in the due and punctual retirement by payment of all principal and interest amounts due to Bank, as applicable, upon maturity of the Notes or any Security Documents and such default shall continue for a period of ten (10) days after receipt of written notice to Borrower from Bank;

(c) Any representation, warranty or certification made by Borrower or Guarantor herein or in any writing furnished in connection with or pursuant to this Loan Agreement or any of the Security Documents, and reasonably relied upon by Bank in its decision to grant the subject Loan, shall prove to have been false in any material respect on the date as of which made or as of which the same is to be effective and the same shall not be cured within ten (10) days after receipt of written notice to Borrower from Bank;

(d) Borrower or Guarantor shall default in the performance or observance of any other term, covenant or agreement contained herein or in any other document incorporated or referred to herein including the Security Documents, and the defaulting party shall not have cured such default within thirty (30) days following receipt of notice of such default to Borrower from Bank; provided, however, that if the default is of such a nature that it cannot be cured within such thirty (30) days and Borrower or Guarantor, as the case may be, have within such thirty (30) days commenced attempts to cure and continues to diligently pursue such attempts, then Borrower or Guarantor shall have a reasonable time not to exceed ninety (90) days after receipt of notice of such default from Bank to Borrower to cure such default;

(e) Borrower or Guarantor shall become insolvent or be unable to pay their respective debts as they mature or shall make an assignment for the benefit of creditors or shall be adjudicated a bankrupt; or any proceedings shall be commenced by Borrower or Guarantor relating to any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt or liquidation law or statute of the federal or any state government, whether now or hereafter in effect; or any such proceeding shall be initiated against Borrower or Guarantor and an order approving the petition is entered or such proceedings shall remain undismissed for a period of ninety (90) days; or Borrower or Guarantor by any action shall indicate approval of, consent to, or acquiescence in any such proceeding or in the appointment of a trustee or receiver; or any such trustee or receiver shall not be discharged within a period of ninety (90) days after the appointment thereof;

(f) Borrower at any time prior to the completion of the Project shall (i) abandon the same, or (ii) delay construction or suffer construction to be delayed for any period of time for reasons other than as allowed under applicable construction contracts pertaining to the Project, so that the completion of the construction of the Project cannot be accomplished, in the reasonable judgment of Bank, by the Completion Date; or

(g) Borrower or Guarantor shall default under any other covenant, warranty or obligation to Bank under any other agreement or obligation surrounding the loan from Bank to Borrower, and such default shall not be cured within the applicable cure period for such default, after receipt of notice to Borrower from Bank.

7.2 Remedies upon Default. Upon the occurrence of any Event of Default, and while the same is continuing, Bank may then, without demand or action of any kind by Bank, but subject to the express cure rights of Borrower as herein stated:

(a) Declare the entire amount of unpaid principal and all accrued and unpaid interest, fees and charges under the Notes and under all of Borrower’s obligations to Bank to be automatically and immediately due and payable; and/or

(b) Declare Borrower in default under the Security Documents and exercise against Borrower, Guarantor, the Collateral and all assets subject to the Security Documents all rights and remedies for default provided in this Loan Agreement, the Security Documents, the Guaranties and all other agreements between Bank and Borrower and/or Guarantor, and/or other applicable law; and/or

(c) Set off against any of Borrower’s accounts maintained with Bank or their affiliates, all amounts then due; and/or

(d) Immediately terminate Bank’s obligation to make any further advances pursuant to the Notes.

7.3 Non-Exclusive Remedies. No remedy herein conferred upon Bank is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. No failure or delay on the part of Bank in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude other or further exercise thereof or the exercise of any other right or remedy.

7.4 Conflicts. In the event of a conflict in the default or notice of default provisions of this Loan Agreement and any document referred to or incorporated herein, the provisions hereof shall control. In every other case, all remedies shall be deemed cumulative.

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification for Hazardous Substances and Materials. Borrower and Guarantor, on a joint and several basis, hereby indemnify, agree to defend and hold harmless Bank and each officer, director, employee and agent of Bank from and against any and all claims, damages, fines, judgments, penalties, costs, liabilities or losses, including, without limitation, any decreases in the value of the Real Estate, damages caused by the loss or restriction of rentable or usable space or any damages caused by adverse impact on marketing of the space, and any and all sums paid for settlement of claims, reasonable attorneys’ fees, consultant and expert fees arising during or after the term hereof and arising as a result of a breach of the environmental covenants set forth at Article IV above (hereinafter the “Contamination”). The indemnification includes, without limitation, any and all costs incurred because of any investigation of the Real Estate or any cleanup, removal or restoration mandated by a federal, state or local agency or political subdivision. Without limitation of the foregoing, if the Borrower, Guarantor or any of their respective Affiliates or any other party causes or permits the presence of any hazardous or toxic substances or materials on the Real Estate that results in Contamination, Borrower and Guarantor shall promptly, at their sole expense, take any and all necessary actions to return the Real Estate to the condition existing prior to the presence of any such hazardous or toxic substances or materials on the Real Estate. Borrower shall first obtain Bank’s approval for any such remedial action. This indemnification is a continuing indemnification and irrespective of the fact that the loan and any other indebtedness due hereunder shall have been paid by Borrower.

8.2 Indemnification for Other Actions. Borrower and Guarantor, on a joint and several basis, hereby indemnify, agree to defend and hold harmless Bank and each officer, director, employee and agent of Bank from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which Bank may incur (which may be asserted against Bank by any person or entity whatsoever) by reason of or in connection with the entry into this Loan Agreement and Borrower’s Documents, the consummation of the transactions contemplated hereby or the use of the proceeds of the Loan; provided, however, that Borrower and Guarantor shall not be required to indemnify Bank from any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by the intentional misconduct or recklessness of Bank or any liability for which Bank may be strictly liable. Nothing in this section is intended to limit the obligation of Borrower or Guarantor to pay the indebtedness hereunder.

ARTICLE IX

MISCELLANEOUS

9.1 Enforcement Expenses. If an Event of Default occurs and is continuing, Borrower and Guarantor shall be responsible to pay all reasonable and necessary costs and expenses of Bank, including reasonable attorneys’ fees, whether or not a lawsuit is commenced, and all additional costs, expenses and fees of enforcing and/or exercising any right or remedy Bank may have under the Security Documents, the Guaranties, this Loan Agreement and all agreements referenced herein or attached hereto, or any other provision in law or equity.

9.2 Assignment. Borrower’s rights and liabilities under this Loan Agreement are not assignable, in whole or in part, without the prior written consent of Bank, which shall not be unreasonably withheld or delayed. Bank’s rights and obligations under this Loan Agreement are assignable to any successor in interest to Bank. The provisions of this Loan Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties.

9.3 GAAP. All accounting terminology not specifically defined in this Loan Agreement shall be defined in accordance and consistent with GAAP.

9.4 Reimbursement of Expenses. Borrower shall pay, or reimburse Bank for all reasonable and necessary costs and expenses, including without limitation attorneys’ fees, Architect fees, appraisal fees, fees for the Survey, construction draw processing fees, closing charges, recording and filing fees, insurance premiums and service charges as required by this Loan Agreement, paid or incurred by Bank in connection with (i) the preparation, negotiation, approval, execution and delivery of this Loan Agreement and any other documents and instruments related hereto or thereto; and (ii) the negotiation of any amendments or modifications to any of the foregoing documents, instruments or agreements and the preparation of any and all documents necessary or desirable to effect such amendments or modifications.

9.5 Survival. All agreements, representations and warranties made herein or in any document executed and/or delivered pursuant hereto shall survive the execution of this Loan Agreement, the making of the Loan and the delivery of any document in connection therewith; provided, to the extent that the terms and conditions of any other document pertaining to the Loan shall be deemed by a court of competent jurisdiction to conflict with those of this Loan Agreement, the terms and conditions stated in this Loan Agreement shall govern and control.

9.6 Entire Agreement. This Loan Agreement and the exhibits and attachments attached hereto and the other documents referred to or incorporated herein, contain the entire understanding of the parties with respect to the subject matter hereof. There are no restrictions, promises, warranties, covenants or undertakings other than those expressly set forth herein. This Loan Agreement supersedes all prior negotiations, agreements and undertakings between the parties with respect to such subject matter.

9.7 Notices. All communications or notices required or permitted by this Loan Agreement shall be in writing and shall be deemed to have been given at the earlier of the date when actually delivered to an officer of the other party or when received following deposit in the United States mail, certified or registered mail, postage prepaid, with receipt as evidenced by the return receipt, and addressed as follows, unless and until either of such parties notifies the other in accordance with this section of a change of address:

If to Borrower or any Guarantor:	HealthMont of Missouri, LLC
10 South Hospital Drive
Fulton, Missouri 65251
Attention: CEO

With copies to:
SunLink Health Systems, Inc.
900 Circle 75 Parkway
Suite 1120
Atlanta, GA 30339
Attention: CFO

Howard E. Turner
Smith, Gambrell & Russell, LLP
1230 Peachtree Street, NE
Suite 3100, Promenade II
Atlanta, GA 30309

If to Bank:	Pioneer Bank, SSB
Attn: Lance Spruiell
P O Box 4
Dripping Springs, TX 78620

With a copy to:	Baker & Robertson
Attn: Rex G. Baker, III
P O Box 718
Dripping Springs, Texas 78620

9.8 Payment Obligations Absolute. The payment obligations of Borrower and Guarantor to Bank are absolute and Borrower shall not be permitted any right of set off or equitable adjustment to any payment obligation hereunder.

9.9 Amendment. No amendment of this Loan Agreement shall be effective unless in writing and signed by all of the parties signing this Loan Agreement and, if so required, by the USDA.

9.10 Governing Law. This Loan Agreement shall be governed by the internal laws of the State of Texas. Any provision of this Loan Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforcement of such remaining provisions. Notwithstanding the foregoing, with respect to any remedy pertaining to foreclosure or repossession of Collateral, the laws of the state wherein the Collateral is situated shall govern and control to the extent that applicable real property laws or Article 9 of the Uniform Commercial Code of such state so require.

9.11 Waiver of Jury Trial. BANK, BORROWER AND GUARANTOR HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS LOAN AGREEMENT. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY BANK, BORROWER AND GUARANTOR. BANK, BORROWER AND GUARANTOR ACKNOWLEDGE THAT NO PERSON ACTING ON BEHALF OF ANOTHER PARTY TO THIS LOAN AGREEMENT HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. BANK, BORROWER AND GUARANTOR FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED (OR HAVE HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS LOAN AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF THEIR OWN FREE WILL, AND THAT THEY HAVE HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

9.12 Waivers. No waiver by Bank of any default hereunder shall operate as a waiver of any other default or of the same type of default on a future occasion. No delay on the part of Bank in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude other or further exercise thereof or the exercise of any other right or remedy. No waiver by Bank of any default hereunder shall operate as a waiver of any other default or of the same type of default on a future occasion. No delay on the part of Bank in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies herein specified are cumulative and not exclusive of any rights or remedies that Bank would otherwise have.

9.13 Participation. It is understood that all or a portion of the indebtedness described herein may be sold to a third party. Bank may enter into such a sale of all or a portion of the indebtedness, at its discretion, or grant to any person or entity a participation in any part of the indebtedness described herein. In the event of a sale of a portion of the indebtedness or the granting of a participation interest in favor of a third party, Bank is to act as servicer and lead bank, and all representations, warranties and covenants as set forth in this Loan Agreement shall apply to such participants with the same force and effect as if expressly so made to each participant. Without limiting the foregoing, in the event of a sale or participation by Bank of any or all of the indebtedness, Bank shall provide Borrower with written notice of same, on or before the time any such sale or participation shall be made effective.

9.14 No Obligation to Renew Loan. Notwithstanding references in this Loan Agreement to potential obligations of Borrower to Bank beyond the maturity of the Notes, Bank shall have no obligation to renew the Notes beyond its maturity. Any such references herein are included solely in the event Bank agrees to renew, extend or modify the Notes upon their maturity.

9.15 Facsimile and Counterpart - This document may be signed in any number of separate copies, each of which shall be effective as an original, but all of which taken together shall constitute a single document. An (i) electronic transmission or other facsimile of this document or any related document and (ii) electronically generated signature on this document or any related document, shall be deemed an original and shall be admissible as evidence of such document and each signer’s execution.

IN WITNESS WHEREOF, the parties have duly executed this Loan Agreement as of the day and year first above written.

[signatures on the following pages]

BANK:	PIONEER BANK, SSB

By:
Name:
Title:

BORROWER:	HEALTHMONT OF MISSOURI, LLC
A Georgia limited liability company
By its Sole Member:
HealthMont, LLC
A Georgia limited liability company
By its Sole Member:
SunLink Health Systems, Inc.
An Ohio corporation

By:
Name:
Title:

GUARANTOR:	HEALTHMONT, LLC
A Georgia limited liability company
By its Sole Member:
SunLink Health Systems, Inc.
An Ohio corporation

By:
Name:
Title:

ACKNOWLEDGED:	SUNLINK HEALTH SYSTEMS, INC.
An Ohio corporation

By:
Name:
Title: